Exhibit 10.I

[Date]

[Officer name]

[Address]

Dear [Name]:

On [date], you entered into a letter agreement (the “Agreement”) with Mentor Graphics Corporation (the “Corporation”) regarding compensation and benefits arrangements in connection with a Change in Control (as defined herein). You and the Corporation now desire to make certain changes to the Agreement. Accordingly, you and the Corporation have agreed to amend and restate the Agreement as follows.

The Board of Directors (the “Board”) of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will continue to have your dedication and services notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the distraction that you would face by virtue of the personal uncertainties created by a pending or threatened Change in Control and to encourage your full attention and dedication to the Corporation currently and in the event of any threatened or pending Change in Control. Further, the Board desires to provide you with compensation and benefits arrangements upon a Change in Control which ensure that your compensation and benefits expectations will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Corporation to enter into this Agreement.

1. Term of Agreement. The terms of this Agreement shall become effective upon the execution hereof by the Corporation and shall continue unless terminated by written agreement between you and the Corporation; provided, that if a Change in Control occurs, then the term of this Agreement shall continue in effect for a period of not less than [twelve (12)][twenty-four (24)] months beyond the date (the “Change in Control Date”) on which a Change in Control occurs. No benefits shall be payable hereunder unless there has been a Change in Control.

2. Change in Control. A Change in Control shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

2.1 Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities;

2.2 Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in Sections 2.1, 2.3 or 2.4) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

2.3 Corporate Transactions. The effective date of a merger, consolidation or share exchange involving the Corporation (a “Merger”), other than a Merger which would result in the voting securities of the Corporation outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such Merger and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

2.4 Liquidation. The approval by the shareholders of the Corporation of (a) a plan or proposal for the liquidation or dissolution of the Corporation or (b) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) by the Corporation of all or substantially all of the Corporation’s assets; or

2.5 Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar or successor item on any similar or successor schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Corporation is then subject to such reporting requirement.

2.6 Certain Definitions. For purposes of this Section 2, the following terms shall have the following meanings:

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation and (iii) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the shareholders of the Corporation approving a Merger.

3. Termination Following a Change in Control.

3.1 General. You shall be entitled to the benefits provided in Section 4 upon (a) the termination of your employment if your employment is terminated after the Change in Control Date or (b) the Change in Control Date if your employment is terminated after the date on which the shareholders of the Corporation approve a transaction, the consummation of which would result in the occurrence of a Change in Control (the “Approval Date”).

3.2 Definition of Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.”

3.3 Definition of Cause. Termination by the Corporation of your employment for “Cause” shall mean termination (a) upon your willful and continued failure to perform substantially your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 3.5) for Good Reason), after a written demand for substantial performance is delivered to you by the Board which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) upon your willful and continued failure to follow and comply substantially with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially followed or complied with the directives of the Board, (c) upon your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation, or (d) upon your willful engagement in illegal conduct which is materially and demonstrably injurious to the Corporation. For purposes of this Section 3.3, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith. Notwithstanding the foregoing, you shall not be deemed terminated for Cause pursuant to Sections 3.3(a), (b), (c) or (d) hereof unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board’s good faith opinion you were guilty of conduct set forth above in Section 3.3(a), (b), (c) or (d) and specifying the particulars thereof in reasonable detail. In the event of a Change in Control under Section 2.3 pursuant to which the Corporation is not the surviving entity, then on and after the Change in Control Date all determinations and actions required to be taken by the Board under this Section 3.3 shall be made or taken by the board of directors of the surviving entity, or if the surviving entity is a subsidiary, then by the board of directors of the ultimate parent corporation of the surviving entity.

3.4 Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after the Approval Date of any of the following circumstances unless, in the case of Sections 3.4(a), (f), (g), or (h), such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination (as defined in Section 3.6) specified in the Notice of Termination given in respect thereof:

(a) the assignment to you of any duties inconsistent with the position in the Corporation that you held immediately prior to the Approval Date, if applicable, or the Change in Control Date, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Approval Date, if applicable, or the Change in Control Date, or any other action by the Corporation that results in a material diminution in your position, authority, title, duties or responsibilities;

(b) the Corporation’s reduction of your annual base salary as in effect on the Approval Date, if applicable, or the Change in Control Date or as the same may be increased from time to time;

(c) the relocation of the Corporation’s offices at which you are principally employed immediately prior to the Approval Date, if applicable, or the Change in Control Date (your “Principal Location”) to a location more than twenty-five (25) miles from such location or the Corporation’s requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Corporation’s business to an extent substantially consistent with your present business travel obligations;

(d) the Corporation’s failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

(e) the Corporation’s failure to continue in effect any material compensation or benefit plan or practice in which you are eligible to participate in on the Approval Date, if applicable, or the Change in Control Date (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation’s failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Approval Date, if applicable, or the Change in Control Date;

(f) the Corporation’s failure to continue to provide you with benefits substantially similar in the aggregate to those enjoyed by you under any of the Corporation’s life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans or practices in which you and your eligible family members were eligible to participate in on the Approval Date, if applicable, or the Change in Control Date (other than any equity based plans), the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect on the Approval Date, if applicable, or the Change in Control Date;

(g) the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(h) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.6 hereof (and, if applicable, the requirements of Section 3.3 hereof), which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Section 3.4 shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

3.5 Notice of Termination. Any purported termination of your employment by the Corporation or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

3.6 Date of Termination, Etc. “Date of Termination” shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (c) if your employment is terminated pursuant to Section 3.3 or Section 3.4 or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given). Notwithstanding anything to the contrary contained in this Section 3.6, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or otherwise; provided, however, that (i) the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence; and (ii) in the event of your death pending a dispute, and the resolution of such dispute is ultimately in your favor, then the Date of Termination shall be the date specified in the Notice of Termination.

4. Compensation Upon Termination. The benefits to which you are entitled upon termination of your employment, subject to Section 3 and the other terms and conditions of this Agreement, are:

4.1 Cause or Voluntary Termination. If your employment shall be terminated by the Corporation for Cause or voluntarily terminated by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation, and the Corporation shall have no further obligations to you under this Agreement.

4.2 Good Reason or Termination By Corporation Without Cause. If your employment by the Corporation shall be terminated by you for Good Reason, or by the Corporation other than for Cause, Disability or death, then you shall be entitled to the benefits provided below:

(a) the Corporation shall pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 4.3, plus (i) that portion of your targeted cash bonuses prorated through the Date of Termination, (ii) all accrued but unused vacation time through the Date of Termination and (iii) all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due;

(b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Section 4.3, a lump sum payment equal to the sum of the following:

(1) [one and one-half (1.5)][three (3)] times your annual base salary as in effect at the time the Notice of Termination is given or immediately prior to the Change in Control Date (or the Approval Date if the Date of Termination is prior to the Change in Control Date), whichever is greater; and

(2) [one and one-half (1.5)][three (3)] times your targeted annual bonus as in effect at the time the Notice of Termination is given or immediately prior to the Change in Control Date (or the Approval Date if the Date of Termination is prior to the Change in Control Date), whichever is greater; and

(c) for a period of two (2) years following the Date of Termination, the Corporation shall, at its sole expense as incurred, provide you with outplacement services, the scope and provider of which shall be consistent with your status at the Corporation on the Date of Termination;

(d) for a[n] [eighteen (18)][thirty-six (36)] month period after such termination, the Corporation shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and the Corporation at the time the Notice of Termination is given, with medical and dental health benefits and life and disability benefits at least equal to those which would have been provided to you and them if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter; provided, however, that if you become re-employed with another employer and are eligible to receive such benefits under another employer’s plans, the Corporation’s obligations under this Section 4.2(d) shall be reduced to the extent comparable benefits are actually received by you during the [eighteen (18)][thirty-six (36)] month period following your termination, and any such benefits actually received by you shall be reported to the Corporation. In the event you are ineligible under the terms of such benefit plans or programs to continue to be so covered, the Corporation shall provide you with substantially equivalent coverage through other sources or will provide you with a lump-sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the medical and dental benefits coverage under the second preceding sentence, you, your spouse and your dependents shall be entitled to continuation coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date such benefits coverage terminates. The lump-sum shall be determined on a present value basis using the interest rate provided in section 1274(b)(2)(B) of the Code on the Date of Termination;

(e) the Corporation shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors’ and officers’ liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control or the Approval Date (whichever is more favorable to you), and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that (i) such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the date hereof and (ii) if the aggregate annual premiums for such insurance at any time during such period exceed two hundred percent (200%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to two hundred percent (200%) of such rate;

(f) you shall be fully vested in your accrued benefits under all qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by the Corporation for your benefit, and the Corporation shall provide you with additional fully vested benefits under all defined benefit and cash balance plans in an amount equal to the benefits which you would have accrued had you continued your employment with the Corporation until the second anniversary of your Date of Termination; provided, however, that to the extent that the acceleration of vesting or enhanced accrual of such benefits would violate any applicable law or require the Corporation to accelerate the vesting of the accrued benefits of all participants in such plan or plans or to provide additional benefit accruals to such participants, the Corporation shall pay you a lump-sum payment at the time specified in Section 4.3 in an amount equal to the value of such benefits;

(g) in the event you relocate during the period of [twelve (12)][thirty-six (36)] months following the Date of Termination in order to begin new employment, your costs (grossed up for taxes) of such relocation shall be provided by the Corporation as if the Corporation had (i) hired you as of the date of this Agreement and provided you with its “B+” relocation package or (ii) hired you on the Date of Termination, whichever is greater; and (h) all unvested stock options held by you on the Date of Termination shall immediately vest and become exercisable in full and shall remain exercisable for the period specified in such options, notwithstanding any vesting schedule or other provisions to the contrary in the agreements or plans evidencing such options.

4.3 Timing of Payments under Sections 4.1 and 4.2. The payments provided for in (a) Section 4.1 and (b) Sections 4.2(a), (b) and (f) shall be made not later than the fifth day following the Date of Termination (or, if the Date of Termination occurs after the Approval Date but before the Change in Control Date, the fifth day following the Change in Control Date); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) from the Date of Termination as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination or the Change in Control Date, as applicable. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in section 274(b)(2)(B) of the Code) from the date such payment was made by the Corporation.

4.4 Death or Disability. If your employment by the Corporation shall be terminated by reason of death or Disability, the Corporation shall continue payment of your annual base salary, at the rate then in effect on the date of such termination, for a period of one year.

4.5 No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise nor, except as provided in Section 4.2(d), shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

5. Taxes. You shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any payment or benefit received or to be received by you in connection with a Change in Control or the termination of your employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Corporation or an affiliate (collectively with the Contract Payments, the “Total Payments”)) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit received by you if no such reduction was made. For purposes of this Section 5, “net after-tax benefit” shall mean (i) the Total Payments which you receive or are then entitled to receive from the Corporation that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by you with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by the Corporation’s independent certified public accountants serving immediately prior to the Change in Control (the “Accountants”). In the event that the Accountants are also serving as accountant or auditor for the individual, group or entity effecting the Change in Control you may appoint another nationally recognized public accounting firm to make the determination required hereunder (which firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne by the Corporation. You will direct the Accountants to submit their determination and detailed supporting calculations to both you and the Corporation within fifteen (15) days of receipt from you or the Corporation that you have received or will receive the Total Payments. If the Accountants determine that such reduction is required by this Section 5, you, in your sole and absolute discretion, may determine which Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Corporation shall pay such reduced amount to you. You and the Corporation will each provide the Accountants access to and copies of any books, records, and documents in the possession of you or the Corporation, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.

6. Successors; Binding Agreement.

6.1 Successor to Assume Agreement. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement. Failure of the Corporation to obtain such assumption and agreement prior to the Change in Control Date shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following the Approval Date or, if inapplicable, the Change in Control Date, except that for purposes of implementing the foregoing, the Change in Control Date shall be deemed the Date of Termination. Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in this Agreement and any successor to its business and/or assets as aforesaid.

6.2 Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notice. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. All notices, requests, demands and other communications shall be addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Suits, Actions, Proceedings, Etc.

11.1 Compensation During Dispute, Etc. Your compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a “Dispute”), arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows: If there is a termination followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Corporation shall pay you fifty percent (50%) of the amount specified in Sections 4.2(a) and 4.2(b) hereof, and the Corporation shall provide you with the other benefits provided in Section 4.2 of this Agreement, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Corporation all payments you receive under Sections 4.2(a) and 4.2(b) of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the dispute the Corporation shall pay you the sum that was withheld during the period of the Dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

11.2 Legal Fees. The Corporation shall pay to you all legal fees and expenses incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof in which you are the prevailing party (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder).

11.3 Choice of Law; Arbitration. The internal laws of the State of Oregon, United States of America, applicable to contracts entered into and wholly to be performed in Oregon by Oregon residents, without reference to any principles concerning conflicts of law, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder; provided, however, that this Section 11.3 and the parties’ rights under this Section 11.3 shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. ss. 1 et. sec. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the following procedures: Either party may send the other written notice identifying the matter in dispute and involving the procedures of this Section 11.3. Within fourteen (14) days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in Portland, Oregon, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party impartial arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration. If the parties fail to resolve the dispute by written agreement or agree on the Arbitrator within such twenty-one (21) day period, either party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), 600 University Street, Suite 1910, Seattle, Washington 98101, for the appointment of a single Arbitrator to resolve the dispute by arbitration and at the request of JAMS, the parties shall meet with JAMS at its offices or confer with JAMS by telephone within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. Within 30 days of the selection of the Arbitrator, the parties shall meet in Portland, Oregon with such Arbitrator at a place and time designated by the Arbitrator after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than 30 days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s own attorneys’ fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

12. Effect on Other Agreements. In the event that you are a party to any employment agreement (“Employment Agreement”) with the Corporation, it is the intention that this Agreement provide benefits which are not otherwise provided by any Employment Agreement. Therefore, in the event that during the term of this Agreement you are entitled to payment under both this Agreement and any Employment Agreement, then you shall only receive the greater of the benefits provided under either this Agreement or such Employment Agreement, but not both. In the event you receive benefits under this Agreement, you waive all rights to receive any benefits under such Employment Agreement, and vice versa.

13. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and canceled; provided, however, that any Employment Agreement as amended by Section 12 hereof shall remain in full force and effect and shall, pursuant to the terms and conditions thereof, provide certain severance benefits to you upon certain terminations of employment. Subject to Section 12 of this Agreement, any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Corporation to which you are a party or in which you are a participant, including, but not limited to, any Corporation sponsored employee benefit plans and stock options plans. Subject to Section 12 of this Agreement, provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter. A duly authorized officer of the Corporation will sign this letter and a fully executed copy will be returned to you, constituting our agreement on this subject. Unless and until accepted in writing by the Corporation, this Agreement is deemed to be neither executed nor effective.

Sincerely,

MENTOR GRAPHICS CORPORATION

By:
Its:

Agreed and Accepted,
this day of , 200 .

[Officer signature]

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